UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2011

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2011, we executed a joint venture agreement with Zhejiang Medicine Co., Ltd. and Beijing Make-Friend Medicine Technology Co., Ltd., which provides for the establishment of a joint venture company to develop and commercialize our product candidate, MN-221, in China. The agreement provides that the business scope of the joint venture company will be to in-license authorized drug candidates from us, manage and operate a facility to manufacture such drug candidates for the Chinese market and promote, distribute and sell such drug candidates in the Chinese market. The joint venture company will also be responsible for conducting all clinical trials necessary to gain regulatory approval in China. The joint venture company will initially conduct the activities described above with respect to MN-221; however other drug candidates may be brought within the scope if the parties to the agreement unanimously agree. We will contribute 4,290,000 RMB in cash for a 30% interest in the joint venture. Our responsibilities relate to granting rights to MN-221 in China to the joint venture, while the other parties are responsible for providing funding for the joint venture’s activities. We will receive a license fee payment equal to our capital contribution for the license to MN-221. Any amendment requires the written agreement of all three parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

By:	/s/ Michael Coffee
Michael Coffee Chief Business Officer and Interim Chief Financial Officer

Date: March 8, 2011